Exhibit 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street                                                                                                                                           Contacts:
New York, N.Y. 10022                                                                                                                                    James N. Fernandez
                      (212) 230-5315
                                 Mark L. Aaron
                                 (212) 230-5301

TIFFANY REPORTS THIRD QUARTER RESULTS;
SALES AND EARNINGS GROWTH TOP EXPECTATIONS

New York, N.Y., November 24, 2010 – Tiffany & Co. (NYSE: TIF) reported a 14% increase in its worldwide net sales for the third quarter ended October 31, 2010, with growth occurring in all geographic regions. The sales increase and a higher operating margin contributed to a higher-than-expected 27% increase in net earnings; net earnings from continuing operations adjusted to exclude nonrecurring items increased 43% (see attached “Non-GAAP Measures” schedule). In response, management increased its outlook for full year earnings growth.

Michael J. Kowalski, chairman and chief executive officer, said, “As third quarter results demonstrate once again, Tiffany’s expanding, globally diversified store presence provides a significant platform to generate sustainable sales and earnings growth.”

In the three months (third quarter) ended October 31, 2010:
•
Worldwide net sales increased 14% to $681.7 million.  On a constant-exchange-rate basis, which excludes the effect of translating foreign-currency-denominated sales into U.S. dollars, worldwide net and comparable store sales increased 12% and 7% (see “Non-GAAP Measures” schedule).

•	Net earnings from continuing operations increased 27% to $55.1 million, or $0.43 per diluted share, versus $43.3 million, or $0.34 per diluted share, last year.

•
Earnings in 2010’s third quarter include $0.03 per diluted share of expenses (see SG&A expenses below) related to the pending relocation of Tiffany’s New York headquarters staff. Earnings in 2009’s third quarter included a nonrecurring net benefit of $0.01 per diluted share from tax benefits that were partly offset by a charge related to a diamond sourcing agreement. Excluding those items, net earnings from continuing operations rose 43% (see “Non-GAAP Measures” schedule).

In the nine months (year-to-date) ended October 31, 2010:
•	Worldwide net sales of $1.98 billion were 15% above last year. On a constant-exchange-rate basis, worldwide net sales rose 12% and comparable store sales 7%.

•
Net earnings from continuing operations increased 47% to $187.2 million, or $1.46 per diluted share. Excluding nonrecurring items in both years (see “Non-GAAP Measures” schedule), net earnings from continuing operations rose 63%.

Net sales highlights by segment:
•
Sales in the Americas region, which includes the U.S., Canada and Latin/South America, increased 9% to $331.8 million in the third quarter and 12% to $997.5 million in the year-to-date. On a constant-exchange-rate basis, sales increased 9% in the quarter and 12% in the year-to-date and comparable store sales increased 5% and 8% (sales in the New York flagship store declined 3% and rose 8% and comparable Americas’ branch store sales increased 8% in both periods). During the third quarter, the Company opened U.S. stores in Baltimore and Santa Monica. Sales also increased in Canada and Latin/South America in both periods. In addition, Internet and catalog sales in the Americas increased 7% and 8% in the quarter and year-to-date.

•
Sales in Japan rose 12% to $130.8 million in the third quarter and 5% to $363.9 million in the year-to-date.  On a constant-exchange-rate basis, sales increased 2% in the quarter and declined 3% in the year-to-date and, on that basis, comparable retail store sales declined 2% and 6%. During the quarter, the Company closed one department store boutique.

•
Sales in Asia-Pacific increased 24% to $127.1 million in the third quarter and 31% to $360.9 million in the year-to-date. On a constant-exchange-rate basis, sales increased 20% in the quarter, due to strong growth in most countries, and rose 24% in the year-to-date; on that basis, comparable store sales rose 11% and 13%. In the quarter, the Company opened a store in Taipei (its sixth in Taiwan).

•
Sales in Europe increased 22% to $77.5 million in the third quarter and 20% to $223.0 million in the year-to-date. On a constant-exchange-rate basis, sales increased 29% in the quarter, with double-digit percentage growth in the U.K. and most of continental Europe, and rose 24% in the year-to-date; on that basis, comparable store sales increased 24% and 20%.

•
The Company has opened six TIFFANY & CO. stores in the year-to-date (as part of its plan to open 14 locations this year) and operated 225 stores at October 31, 2010 (93 in the Americas, 56 in Japan, 49 in Asia-Pacific and 27 in Europe), versus 215 locations a year ago (90 in the Americas, 57 in Japan, 43 in Asia-Pacific and 25 in Europe).

•
Other sales increased 26% to $14.6 million in the third quarter and 24% to $38.9 million in the year-to-date.  In both periods, there were increased wholesale sales of finished goods to independent distributors within emerging markets; wholesale sales of rough diamonds increased in the year-to-date.

Mr. Kowalski said, “We are quite pleased with the performance of new stores and recent product introductions including the yellow diamond and leather goods collections.”

Other financial highlights:
•
Gross margin (gross profit as a percentage of net sales) was 58.5% in the third quarter, compared with 54.8% last year, with the increase reflecting various factors including the recapture of higher product costs through retail price increases, manufacturing efficiencies and sales leverage on fixed costs. Gross margin in the year-to-date was 58.0%, versus 55.2% last year.

•
SG&A (selling, general and administrative) expenses increased 15% in the third quarter due to increases in marketing, staffing and store occupancy costs. SG&A expenses rose 13% in the year-to-date. SG&A expenses in 2010 included $6.1 million in the third quarter, or $0.03 per diluted share after tax, and $10.5 million in the year-to-date, or $0.05 per diluted share after tax, of costs related to the pending relocation of Tiffany’s New York headquarters staff. These relocation expenses are associated with the acceleration of depreciation of property and equipment and incremental rents during this transition period until the move occurs in spring 2011 (see “Non-GAAP Measures” schedule). In the prior year, the Company recorded a charge of $4.0 million, or $0.03 per diluted share after tax, in the third quarter related to a diamond sourcing agreement, and recorded a $4.4 million gain, or $0.02 per diluted share after tax, in the second quarter related to a loan recovery. Excluding nonrecurring items in both years, SG&A expenses rose 15% in the third quarter and 12% in the year-to-date.

•	Interest and other expenses, net were $13.0 million in the third quarter and $36.3 million in the year-to-date, compared with $11.3 million and $35.9 million in the respective prior-year periods.

•
The effective income tax rate was 34.9% in the third quarter, and was 33.2% in the year-to-date which included nonrecurring items recorded in the first quarter (see “Non-GAAP Measures” schedule). In the prior year, effective income tax rates of 22.0% in the third quarter and 29.2% in the year-to-date reflected the recording of favorable reserve adjustments at the conclusion of certain tax audits and expiration of statutory periods, which benefited net earnings by $0.04 per diluted share in the third quarter and $0.09 in the year-to-date.

•
Cash and cash equivalents and short-term investments of $529.5 million at October 31, 2010 were higher than $374.9 million a year ago. Short-term and long-term debt totaled $755.0 million, versus $753.0 million a year ago, and represented 38% of stockholders’ equity at October 31, 2010, compared with 44% a year ago.  During the third quarter, the Company repaid yen 15 billion ($179 million) of maturing long-term debt and issued yen 10 billion ($118 million) of new long-term debt.

•
Net inventories at October 31, 2010 were 7% above the prior year to support sales growth, new store openings and product introductions. In addition, the translation effect from stronger foreign currencies increased inventories modestly. Management’s full year objective calls for a low-double-digit percentage increase.

•
The Company repurchased approximately 588,000 shares of its Common Stock in the third quarter at a total cost of $25.7 million, or an average cost of $43.68 per share, and has repurchased approximately 1.7 million shares in the year-to-date at a total cost of $72.8 million, or an average cost of $42.68 per share. Under the existing plan which expires in January 2011, approximately $329 million remains available for future repurchases. Management’s expectation is that the remaining amount will not be fully spent prior to the expiration of the existing plan.

Mr. Kowalski added, “We are now a few weeks into the all-important two-month holiday season and sales growth is exceeding our expectations, although the majority of the holiday season is certainly still ahead of us.  Based largely on having achieved higher-than-expected third quarter earnings, as well as favorable gross margin trends, we are increasing our annual net earnings outlook (excluding nonrecurring items) to $2.72 - $2.77 per diluted share, from $2.60 - $2.65 previously.”

2010 Outlook:
Management’s outlook for the year ending January 31, 2011 is based on the following assumptions which may or may not prove valid:
a)	A worldwide sales increase of approximately 12%.
b)
By region, sales for the year are expected to increase approximately 10% in the Americas, to increase by a mid-twenties percentage in Asia-Pacific, to increase by a low-single-digit percentage in Japan and to increase by a high-teens percentage in Europe. Other sales are expected to decline modestly.

c)	An increased operating margin primarily due to a higher gross margin, as well as an improved ratio of SG&A expenses (excluding nonrecurring items) to sales.
d)	Interest and other expenses, net of approximately $50 million.
e)	An effective income tax rate of approximately 34%.
f)
Net earnings from continuing operations (excluding nonrecurring items) of $2.72 - $2.77 per diluted share. This full year forecast excludes any nonrecurring items such as expenses related to the pending relocation of Tiffany’s New York headquarters staff, as well as a net tax benefit recorded in the first quarter which, in total, will reduce earnings in 2010 by approximately $0.06 per diluted share; the Company’s previous earnings forecast also excluded nonrecurring items.

g)	Capital expenditures of approximately $150 million.

Today’s Conference Call:
The Company will host a conference call today at 8:30 a.m. (Eastern Time) to review these actual results and its outlook. Investors may listen at http://investor.tiffany.com (“Events and Presentations”).

Next Scheduled Announcement:
The Company expects to report its sales for the November - December holiday period on January 11, 2011. Management will not comment on such sales results until that time. To receive notifications of news releases, please register at http://investor.tiffany.com (“E-Mail Alerts”).

Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Japan, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This document contains certain “forward-looking” statements concerning the Company’s objectives and expectations with respect to sales, store openings, operating margin, net earnings, inventories and capital expenditures. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company’s 2009 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

# # #

TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)

NON-GAAP MEASURES

Net Sales

The Company’s reported sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars (“constant-exchange-rate basis”). Management believes this constant-exchange-rate basis provides a more representative assessment of sales performance and provides better comparability between reporting periods.

The Company’s management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company’s operating results. The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Third Quarter 2010 vs. 2009			Year-to-Date 2010 vs. 2009
	GAAP Reported	Translation Effect	Constant- Exchange-Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange-Rate Basis
Net Sales:
Worldwide	14%	2%	12%	15%	3%	12%
Americas	9%	—%	9%	12%	—%	12%
Asia-Pacific	24%	4%	20%	31%	7%	24%
Japan	12%	10%	2%	5%	8%	(3)%
Europe	22%	(7)%	29%	20%	(4)%	24%

Comparable Store Sales:
Worldwide	9%	2%	7%	9%	2%	7%
Americas	6%	1%	5%	9%	1%	8%
Asia-Pacific	15%	4%	11%	18%	5%	13%
Japan	8%	10%	(2)%	1%	7%	(6)%
Europe	16%	(8)%	24%	15%	(5)%	20%

Net Earnings from Continuing Operations

The accompanying press release presents net earnings from continuing operations and highlights current-year and prior year nonrecurring items in the text. Management believes excluding such items presents the Company’s third quarter and year-to-date results on a more comparable basis to the corresponding period in the prior year, thereby providing investors with an additional perspective to analyze the results of operations of the Company at October 31, 2010. The following table reconciles GAAP net earnings from continuing operations and net earnings from continuing operations per diluted share (“EPS”) to the non-GAAP net earnings from continuing operations and net earnings from continuing operations per diluted share, as adjusted:

	Three Months Ended October 31, 2010		Three Months Ended October 31, 2009
(in thousands, except per share amounts)	$ (after tax)	Diluted EPS	$ (after tax)	Diluted EPS
Net earnings from continuing operations, as reported	$ 55,079	$ 0.43	$ 43,309	$ 0.34
Headquarters relocation a	3,894	0.03	—	—
Tax benefit, net b	—	—	(5,558)	(0.04)
Diamond sourcing agreement c	—	—	3,440	0.03
Net earnings from continuing operations, as adjusted	$ 58,973	$ 0.46	$ 41,191	$ 0.33

a
On a pre-tax basis includes a $326,000 charge within cost of sales and $6,095,000 charge within SG&A for the three months ended October 31, 2010 associated with Tiffany’s plan to consolidate its New York headquarters staff within one location.

b
Includes $5,558,000 of tax benefits as a result of favorable reserve adjustments relating to the expiration of statutory periods within the provision for income taxes for the three months ended October 31, 2009.

c	On a pre-tax basis includes a charge of $4,000,000 within SG&A associated with the termination of a diamond sourcing agreement for the three months ended October 31, 2009.

	Nine Months Ended October 31, 2010		Nine Months Ended October 31, 2009
(in thousands, except per share amounts)	$ (after tax)	Diluted EPS	$ (after tax)	Diluted EPS
Net earnings from continuing operations, as reported	$ 187,179	$ 1.46	$ 127,469	$ 1.02
Headquarters relocation a	6,881	0.05	—	—
Tax benefit, net b	(3,096)	(0.02)	(11,220)	(0.09)
Diamond sourcing agreements c	—	—	764	0.01
Net earnings from continuing operations, as adjusted	$ 190,964	$ 1.49	$ 117,013	$ 0.94

a
On a pre-tax basis includes a $687,000 charge within cost of sales and $10,539,000 charge within SG&A for the nine months ended October 31, 2010 associated with Tiffany’s plan to consolidate its New York headquarters staff within one location.

b
Includes a $5,006,000 benefit related to a change in tax status of certain subsidiaries and a $1,910,000 charge related to the new health care reform legislation, both recorded within the provision for income taxes for the nine months ended October 31, 2010, and $11,220,000 of tax benefits as a result of favorable reserve adjustments relating to the settlement of certain tax audits and the expiration of statutory periods within the provision for income taxes for the nine months ended October 31, 2009.

c
On a pre-tax basis includes a charge of $4,000,000 associated with the termination of a diamond sourcing agreement and a benefit of $4,442,000 from a loan recovery, both within SG&A for the nine months ended October 31, 2009.

       TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
 (Unaudited, in thousands, except per share amounts)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2010	2009	2010	2009
Net sales	$681,729	$598,212	$1,984,075	$1,728,320

Cost of sales	283,158	270,409	832,774	773,846

Gross profit	398,571	327,803	1,151,301	954,474

Selling, general and administrative expenses	300,993	260,986	834,700	738,589

Earnings from continuing operations	97,578	66,817	316,601	215,885

Interest and other expenses, net	12,997	11,326	36,256	35,898

Earnings from continuing operations before income taxes	84,581	55,491	280,345	179,987

Provision for income taxes	29,502	12,182	93,166	52,518

Net earnings from continuing operations	55,079	43,309	187,179	127,469

Net earnings (loss) from discontinued operations	-	30	-	(3,013)

Net earnings	$55,079	$43,339	$187,179	$124,456

Net earnings from continuing operations per share:

Basic	$0.44	$0.35	$1.48	$1.03
Diluted	$0.43	$0.34	$1.46	$1.02

Net earnings per share:

Basic	$0.44	$0.35	$1.48	$1.00
Diluted	$0.43	$0.35	$1.46	$1.00

Weighted-average number of common shares:

Basic	126,176	124,202	126,591	124,095
Diluted	127,905	125,582	128,277	124,756

	10

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
 (Unaudited, in thousands)

	October 31,	January 31,	October 31,
	2010	2010	2009
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$529,496	$785,702	$374,871
Accounts receivable, net	179,428	158,706	150,895
Inventories, net	1,654,552	1,427,855	1,541,888
Deferred income taxes	24,618	6,651	12,521
Prepaid expenses and other current assets	86,937	66,752	126,400

Total current assets	2,475,031	2,445,666	2,206,575

Property, plant and equipment, net	668,179	685,101	694,063
Other assets, net	371,577	357,593	318,591

	$3,514,787	$3,488,360	$3,219,229

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term borrowings	$60,286	$27,642	$30,906
Current portion of long-term debt	101,675	206,815	163,890
Accounts payable and accrued liabilities	216,293	231,913	222,313
Income taxes payable	2,275	67,513	15,412
Merchandise and other customer credits	65,107	66,390	66,287

Total current liabilities	445,636	600,273	498,808

Long-term debt	593,028	519,592	558,207
Pension/postretirement benefit obligations	195,896	219,276	187,872
Other long-term liabilities	152,744	137,331	132,837
Deferred gains on sale-leasebacks	128,927	128,649	130,861
Stockholders' equity	1,998,556	1,883,239	1,710,644

	$3,514,787	$3,488,360	$3,219,229

	11